EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-206956, No. 333-202330, No. 333-198688, No. 333- 198687, No. 333-191123, No. 333-191122, No. 333-190495, No. 333-186976, No. 333-179782, No. 333-174943, No. 333-174942, No. 333-170933, No. 333-168296, No. 333-166712, No. 333-163853, No. 333-161808, No. 333-161806, No. 333-149417, No. 333-149416, No. 333-147125, No. 333-147124, No. 333-145046, No. 333-145044, No. 333-140917, No. 333-138422, No. 333-132226, No. 333-127322, No. 333-126581, No. 333-120999, No. 333-118093, No. 333-118088, No. 333-118067, No. 333-112596, No. 333-109914, No. 333-104137, No. 333-39105, No. 333-46492, No. 333-54426, No. 333-56781, No. 333-60828, No. 333-66067, No. 333-76995, No. 333-79675, No. 333-80227, No. 333-81635, No. 333-83770, No. 333-89948, and No. 333-93497), and the Registration Statement on Form S-4 (No. 333-62694) of Yahoo! Inc. of our report dated September 24, 2015 (September 19, 2016 as to the segment information for the year ended March 31, 2014 disclosed in Note 6) relating to the consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for the year ended March 31, 2014 of Yahoo Japan Corporation and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the fact that we did not audit, review or compile the consolidated financial statements as of and for the years ended March 31, 2015 and 2016), appearing in this Amendment No. 2 to the Annual Report on Form 10-K of Yahoo! Inc. for the year ended December 31, 2015.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan
September 19, 2016